Exhibit 10.9
AMERICAN LOCKER GROUP INCORPORATED
Code of Business Conduct and Ethics
Introduction
     This Code of Business Conduct and Ethics (this “Code”) of American Locker Group Incorporated (the “Company”) is designed to give employees, managers, officers and directors of the Company (collectively, “Participants”) guidance in recognizing and dealing with ethical issues, provide mechanisms for reporting unethical conduct and foster a culture of honesty and accountability. All Participants are expected to be familiar with this Code and must conduct themselves in accordance with this Code, and violators will be subject to disciplinary action.
1. Conflicts of Interest.
     A “Conflict of Interest” occurs when an individual’s private interest improperly interferes with the interests of the Company. A Conflict of Interest may arise when a Participant (or a member of his or her family, if applicable): (a) takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively; (b) receives improper personal benefits as a result of his or her position in the Company; (c) serves as a director, officer, employee or agent for a competitor of the Company; or (d) receives a loan (or guarantee of an obligation) from the Company.
     Conflicts of Interest are prohibited by this Code, except as provided in guidelines approved by the Board of Directors. Although it is impossible to list all situations or relationships that might create a Conflict of Interest, following are certain examples:
     (a) Financial Interest.
•	Any ownership or other interest in (other than nominal amounts (1% or less) in publicly traded companies) or employment relationship with a vendor, supplier, consultant, competitor or contractor.

•	Indebtedness to a competitor or supplier of goods and services to the Company, other than banks or other financial institutions for typical consumer debt generally available to non-Company employees.
     (b) Gifts/Gratuities. The receipt of non-nominal gifts or excessive entertainment from any company, person or other entity with which the Company has current or prospective business dealings.
     (c) Relationships with Vendors and Suppliers. Transactions between vendors and suppliers that are not subject to a competitive bidding process when possible. Vendors and suppliers should be dealt with fairly, honestly and openly. Any time the representative for a particular vendor or supplier is a former Company employee, family member or close personal friend of a Participant, such information should be disclosed to the Chairman, Chief Executive Officer, President or Chief Accounting Officer (the “Senior Officers”), as appropriate.
     (d) Outside Activities. Any outside activity that detracts from a Participant’s ability to devote appropriate time and attention to his or her responsibilities with the Company.
     (e) Certain Relationships. Being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member.

     (f) Transactions with the Company. Selling anything to or buying anything from the Company, except on the same terms and conditions as comparable Participants are permitted to so purchase or sell.
     Participants should assume that anything that would present a conflict for a Participant would likely also present a conflict if it is related to a member of his or her family or someone with whom the Participant in question has a close personal relationship. If a Participant is unsure whether a particular set of circumstances creates a Conflict of Interest, he or she should follow the procedures outlined in Section 11(a) below.
2. Corporate Opportunities.
     Participants are prohibited from taking for themselves personally business opportunities discovered through the use of corporate property, information or position without the consent of the Board of Directors. Participants may not use corporate property, information, or position for improper personal gain. Participants are prohibited from directly or indirectly competing with the Company. Participants owe a general duty to the Company to advance its interests when the opportunity to do so arises.
3. Confidentiality.
     Participants must maintain the confidentiality of confidential or proprietary information entrusted to them by the Company or its customers, vendors and suppliers, except when disclosure is authorized by a Senior Officer or mandated by applicable laws, rules or regulations. Unauthorized disclosure of any confidential information is prohibited. Confidential or proprietary information includes all non-public information relating to the Company or a third party (such as vendors) that might be of use to competitors, or whose disclosure might be harmful to the Company or its customers, if disclosed. Additionally, this includes information received from or relating to third parties with which the Company has or is contemplating a relationship. Participants (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If a Participant receives any inquiries of this nature, he or she must decline to comment and refer the inquirer to his or her supervisor or one of the Company’s authorized spokespersons. This prohibition extends indefinitely beyond a Participant’s employment with the Company.

4. Fair Dealing.
     The Company strives to outperform its competition with superior performance and without the use of unethical or illegal practices. Accordingly, Participants should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. For example, Participants should not: (a) give cash (or cash equivalent) gifts to any person or entity in the course of Company duty; (b) spread rumors about competitors, customers or suppliers that the Participant knows are false; (c) intentionally misrepresent the nature or quality of the Company’s products and services; or (d) otherwise take unfair advantage of anyone through unfair-dealing practices.
5. Disclosure and Maintenance of Books and Records.
     (a) Disclosure. Each Participant involved in the Company’s disclosure process is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the Securities and Exchange Commission (the “SEC”) comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such Participant having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Participants and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
     (b) Maintenance of Books and Records. The Company’s business records (including time sheets, expense reports, invoices, supporting documentation and benefit plan information) are required to be prepared accurately, reliably, and in a timely manner. Participants are prohibited from creating or participating in the creation of (or falsification or alteration of) any of the Company records and are further required to be honest and straightforward in their dealings with internal or outside auditors with respect to the Company’s transactions, records, accounts, and financial statements.
6. Protection and Proper Use of Company Assets.
     Participants should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company assets should not be used for non-Company business, except that incidental personal use may be permitted.
     The obligation of Participants to protect the Company’s assets includes it proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It could also be illegal and result in civil or even criminal penalties.
7. Compliance with Laws, Rules and Regulations (including Insider Trading Laws).
     Participants must obey the laws, rules and regulations of the cities, states and countries in which the Company operates, including insider trading laws. It is the personal responsibility of each Participant to be sufficiently knowledgeable of and adhere to the standards and restrictions imposed by such laws, rules and regulations. Participants must seek advice from supervisors, Senior Officers or other appropriate personnel when unsure about what is required by applicable laws, rules and regulations.

8. Special Ethical Obligations of the Senior Officers.
     It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws, rules and regulations in all reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Company. The Company’s Senior Officers are each required to abide by this policy and to promote compliance with this policy by all employees. Each Senior Officer also has the following specific responsibilities:
•	Exercise leadership in creating a culture of high ethical standards and commitment to compliance, maintain a work environment that encourages employees to raise concerns, promptly address employee compliance concerns, and act in an honest and ethical manner.

•	Promptly bring to the attention of the Company’s Board of Directors any material information of which he or she becomes aware that affects the disclosures made by the Company in its public filings.

•	Promptly bring to the attention of the Company’s Board of Directors and Audit Committee any information he or she may have concerning: (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•	Promptly bring to the attention of the Company’s Senior Officers any information that he or she may have concerning any violation of this Code by any member of management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•	Promptly bring to the attention of the Company’s Senior Officers and Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.
9. Government Relations.
     (a) Political Activity. This Code does not restrict a Participant’s right to participate in political activities in a personal capacity or to use personal funds for political purposes. If a Participant chooses to hold public office, either by election or appointment, such decision should be discussed in advance with a Senior Officer. Participants are prohibited from using corporate facilities or other assets of the Company for the benefit of political candidates or parties. Any personal political contributions will not be reimbursed. The Company may participate in the political process in the following manner:
•	Lobbying Activities. The Company participates in lobbying activities only upon the approval of its Senior Officers. No Participant may lobby on behalf of the Company unless a Senior Officer expressly authorizes such activity in writing. Participants are prohibited from lobbying on their own behalf, or on behalf of third persons, while fulfilling their duties and responsibilities to the Company.

•	Political Action Committee (“PAC”). The Company is permitted to sponsor and pay the administrative costs of a PAC or effective citizenship programs.

     (b) Foreign Corrupt Practices Act (“FCPA”). This Code prohibits any Participant from giving and/or offering money or anything of value to a foreign governmental official, agency, political party, party official or candidate to induce the recipient to give the Company business, purchase the Company’s products or otherwise benefit the Company’s business in their country other than contributions within the purview of applicable law, and in accordance with this Code.
10. Waivers.
     Any waiver of this Code for a Participant may be made only by the Board of Directors or a committee thereof and will be promptly disclosed as required by applicable laws or stock exchange regulations.
11. Compliance Procedures.
     Participants should endeavor to promote ethical behavior and prompt and consistent action against violations of this Code.
     (a) Questions Under this Code.
     If a Participant is unsure whether a situation might involve a violation of this Code, he or she should seek guidance before acting. If in doubt, Participants should take the following steps:
•	Gather sufficient facts to evaluate the situation, and use common sense to determine whether unethical or illegal behavior might be involved.

•	Discuss the situation with a supervisor.

•	Discuss the situation with a Senior Officer if: (i) the Participant believes that the supervisor is not an appropriate person with whom to discuss the situation; or (ii) the Participant considers the supervisor’s response inadequate.
     (b) Reporting Violations. Participants have a duty to report violations or suspected violations of this Code or any violation, of laws, rules or regulations to a Senior Officer. If a Participant’s situation requires that his or her identity be kept secret, the Participant’s anonymity will be protected to the extent permitted by law. It is the policy of the Company to not permit retaliation against Participants for such reports that are made in good faith.
12. No Rights Created.
     This Code is a statement of certain fundamental principals, policies and procedures that govern the Company’s employees, officers and directors in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.
13. Administration of this Code.
     (a) The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The Audit Committee shall take all action it considers appropriate to investigate any violations reported to it.

     (b) From time to time Participants, including all Senior Officers and members of the Board of Directors, will be required to review this Code and acknowledge in writing their understanding and compliance with it, in the form set forth in Exhibit A.
     (c) Participants are responsible for conducting themselves in a manner consistent with this Code. Participants should also be aware that many violations of this Code are also violations of law and may subject the Participant and/or the Company to severe penalties, fines or other consequences.

Exhibit A
Certification of Compliance with Code of Business Conduct and Ethics
     I hereby certify that I have read and understand the American Locker Group Incorporated Code of Business Conduct and Ethics (this “Code”), and certify that I have complied with, and that I will continue to comply with, this Code. I also certify my understanding that any failure by me to comply with this Code may result in disciplinary action against me, up to and including termination of my employment.

Signature:

Print Name:

Job Title:

Date: